Exhibit 10.15

AGREEMENT TO LEASE AND SELL ASSETS

This Agreement to Lease and Sell Assets (the “Agreement”) is made as of June 2, 2003 (the “Effective Date”) by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Owner”), and 3301 HILLVIEW HOLDINGS, INC., a Delaware corporation (“Lessee”), in the following factual context:

A. Owner is the owner of certain real property located in Palo Alto, Santa Clara County, California, commonly known as 3301-3307 Hillview Avenue, and more particularly described in Exhibit “A”, together with all rights-of-way, easements, and appurtenances benefiting such real property (collectively, the “Land”). The Land, together with the Improvements (as defined in Section 1.2(b)), shall be referred to collectively as the “Property”.

B. Lessee is the current tenant on the Property pursuant to a lease of the Improvements dated as of September 24, 1999, between Owner and Lessee (the “Space Lease”).

C. Owner desires to ground lease the Land and sell to Lessee the Related Assets (as defined in Section 1.2), and Lessee desires to ground lease the Land from Owner and purchase the Related Assets.

NOW THEREFORE, the parties agree as follows:

SECTION 1 GROUND LEASE, SALE OF OTHER ASSETS

1.1 Ground Lease. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 5.1), Owner shall ground lease the Land to Lessee and Lessee shall ground lease the Land from Owner pursuant to a ground lease in the form of Exhibit “B” attached hereto and made a part hereof (the “Ground Lease”). The Ground Lease shall provide for the termination of the Space Lease as of the Closing.

1.2 Related Assets. Subject to and on the terms and conditions of this Agreement, at the Closing, Owner shall sell and convey to Lessee and Lessee shall acquire from Owner all of the following assets (collectively, the “Related Assets”):

(a) Improvements. Any and all improvements, buildings, structures, systems, facilities, fixtures, landscaping, fences and parking areas located on the Land, and any and all machinery, equipment, apparatus and appliances owned by Owner that is incorporated into the foregoing and used in connection with the operation or occupancy of the foregoing and/or the Land, including, without limitation, all electrical, mechanical, structural, heating, ventilation, air-conditioning and other equipment and operating systems (collectively, the “Improvements”); and

(b) Other Assets. All of Owner’s right, title and interest in and to all tangible and intangible assets of any nature relating exclusively to the Property, including, without limitation, the following (if any): (i) all licenses, permits, approvals and entitlements (including, without limitation, all land use and development rights and approvals); (ii) all warranties and guaranties on the Improvements, to the extent such warranties and guaranties are assignable; (iii) all plans, specifications, architectural and engineering drawings and prints relating to the Improvements; (iv) the name or address of the buildings (but not the name “Stanford Research Park” except as a geographic identification); (v) the Space Lease and all contract rights related to the construction, operation, ownership or management of the Property; (vi) insurance proceeds and condemnation awards or claims thereto to be assigned to Lessee under Section 7 below; (vii) all books and records relating to the Property; (viii) all fixtures and personal property used by Owner in connection with the Property; and (ix) any other intangible property used by Owner in connection with the Property (collectively, the “Other Assets”). Lessee acknowledges that the Other Assets do not include any trade names or trade marks belonging to Owner.

(c) Exclusion of Remediation Systems. Notwithstanding the foregoing, all of the “Remediation Systems” (as defined in the Ground Lease) are excluded from the definition of Related Assets. Lessee acknowledges that such Remediation Systems are owned by third parties who have the right to maintain such Remediation Systems on the Property pursuant to the access agreements described in Exhibit “C” attached hereto (the “Access Agreements”), and Lessee’s rights in and to the Property after Closing will be subject to such third party rights. Owner represents and warrants to Lessee that Owner has delivered to Lessee true, correct and complete copies of the Access Agreements. Owner further represents that Exhibit “D” attached hereto is a true and complete copy of the Access Agreement that is Item 16 on the list of Permitted Exceptions attached as Exhibit “F”, and that such Access Agreement is in full force and effect.

SECTION 2 PURCHASE PRICE AND PREPAID LAND RENT

2.1 Purchase Price. The purchase price for the Related Assets (the “Purchase Price”) shall be Eighty Million Dollars ($80,000,000).

2.2 Prepaid Land Rent. In connection with its lease of the Land, Lessee has agreed to prepay a portion of the land rent at Closing in the amount of Twenty-Eight Million Dollars ($28,000,000) (the “Prepaid Land Rent”).

2.3 Payment. Lessee shall pay the Purchase Price to Owner as follows:

(a) Deposit. Within one (1) business day after the Effective Date, Lessee shall deposit with First American Title Guaranty Company, 1737 North First Street, Suite 500, San Jose, California 95112 Attn: Dian Blair, Escrow No. NCS-15360-SC (the “Title Company”) by a confirmed wire transfer of funds, the sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Deposit”). The Title Company shall hold the Deposit in a federally insured interest-bearing account for the benefit of Lessee. If the ground lease of the Land and the sale of the Related Assets as contemplated hereunder is consummated, the Deposit and all interest accrued thereon shall be credited against the Purchase Price. If the ground lease of the Land and the sale of the Related Assets as contemplated hereunder is not consummated solely due to Lessee’s breach of the terms of this Agreement, and provided that Owner is not in breach of its obligations under this Agreement, the Deposit and all interest accrued thereon shall be paid to and retained by Owner as liquidated damages pursuant to Section 2.4. If the ground lease of the Land and the sale of the Related Assets as contemplated hereunder is not consummated for any other reason, including, without limitation, because of the failure of any express condition precedent (other than the condition set forth in Section 4.1(e)) or as a result of a default by Owner hereunder, the Deposit and all interest accrued thereon shall be returned to Lessee.

(b) Payment of Balance. The balance of the Purchase Price as adjusted by Sections 5.5 and 5.6, over and above the Deposit and the Prepaid Land Rent, shall be paid by Lessee through escrow at the Closing by electronic transfer of immediately available funds.

2.4 Liquidated Damages. IN THE EVENT THE SALE OF THE RELATED ASSETS AND THE GROUND LEASE OF THE LAND TO LESSEE IS NOT CONSUMMATED SOLELY AS A RESULT OF LESSEE’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OWNER, BY WRITTEN NOTICE TO LESSEE, SHALL MAKE DEMAND FOR PERFORMANCE, AND IF LESSEE SHALL FAIL TO PERFORM WITHIN FIVE (5) DAYS AFTER DELIVERY OF SUCH DEMAND, OWNER MAY TERMINATE THIS AGREEMENT. LESSEE AND OWNER ACKNOWLEDGE AND AGREE THAT FIXING OWNER’S ACTUAL DAMAGES IN THE EVENT OF LESSEE’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, IN THE EVENT OF LESSEE’S BREACH OF SUCH OBLIGATIONS, THE PARTIES HAVE AGREED, AFTER NEGOTIATION, THAT THE DEPOSIT SHALL CONSTITUTE OWNER’S SOLE AND EXCLUSIVE RIGHT TO DAMAGES AND THAT THIS SUM REPRESENTS A REASONABLE ESTIMATE OF THE ACTUAL DAMAGES OWNER WOULD INCUR IN THE EVENT OF LESSEE’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT. OWNER WAIVES ANY RIGHT TO SPECIFIC PERFORMANCE OR DAMAGES OTHER THAN AS SET FORTH IN THIS SECTION. BY INITIALING IN THE SPACES WHICH FOLLOW, OWNER AND LESSEE SPECIFICALLY AND EXPRESSLY AGREE TO ABIDE BY THE TERMS AND PROVISIONS OF THIS SECTION 2.4 GOVERNING LIQUIDATED DAMAGES.

Owner (JS)	Lessee (DWR)

SECTION 3 DUE DILIGENCE

3.1 Due Diligence Period; Inspection and Access.

(a) Due Diligence Period. The “Due Diligence Period” shall mean the inspection period ending on the Effective Date.

(b) Due Diligence Investigation. Owner and Lessee acknowledge that Lessee has conducted its investigation of the Property during the Due Diligence Period. This investigation (the “Due Diligence Investigation”) has included, at Lessee’s election: a physical inspection of the Property, including, but not limited to, inspection and examination of soils, environmental factors, hazardous substances, if any, and archeological information relating to the Property; geological and other tests; review and investigation of any zoning, permits, reports, engineering data (including but not limited to, engineering evaluations of the Improvements); review of all governmental matters affecting the Property; review of the condition of title to the Property; review of material documents relating to the ownership and operation of the Property; and review of such other matters pertaining to an investment in the Property as Lessee deemed advisable.

(c) Access and Conditions. As the current tenant of the Property under the Space Lease, Lessee and its representatives have an existing right of access to the Property. Notwithstanding the foregoing, the Due Diligence Investigation has been and remains subject to the following conditions:

(i) All information supplied by Owner in the course of Lessee’s Due Diligence Investigation remained the property of Owner. In the event Closing does not occur or this Agreement is terminated for any reason, Lessee shall promptly return to Owner all documents obtained from Owner and Owner’s agents, and at Owner’s request shall deliver copies of all non-confidential documents prepared by or on behalf of Lessee during the Due Diligence Investigation. In the event, however, the Closing does occur, all such information shall become the property of Lessee.

(ii) Lessee shall maintain the confidentiality of any information delivered to Lessee by Owner and of any inspection of the Property conducted by Lessee. Lessee shall use all such information solely for the purpose of evaluating the Property. Lessee shall have the right to disclose any such information only to Lessee’s employees, consultants, prospective or actual lenders and any other persons or entities having a reasonable need to know such information in connection with the transactions contemplated by this Agreement; provided that Lessee has first obtained a written agreement from the third party to keep the information confidential. Lessee shall be responsible for any breaches of confidentiality by persons to whom Lessee discloses information. If Lessee is confronted with, or is otherwise subject to, government compulsion, regulatory requirement, or legal action to disclose information received under this Agreement, Lessee shall promptly notify Owner, and shall reasonably assist Owner (not including the payment of money or the incurring of any liability) in obtaining a protective order requiring that any portion of the information required to be disclosed be used only for the purpose for which a court issues an order, or for such other purposes as required by law.

(iii) Lessee shall not permit any mechanics’ or other liens to be filed against the Property as a result of Lessee’s Due Diligence Investigation, and Lessee at its sole cost and expense shall cause any liens so filed to be removed within ten (10) days after filing, by bond or otherwise.

(iv) Lessee shall give Owner copies of all written communications to or from governmental authorities.

(v) Lessee’s obligations under this Section 3.1(c) shall survive the Closing or the termination of this Agreement prior to Closing.

(d) Indemnity. Lessee hereby agrees to indemnify, defend and hold Owner, its trustees, officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, liens, demands, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees, reasonable costs of defense, and reasonable costs and expenses of all experts and consultants) (collectively, “Claims”), to the extent arising directly or indirectly out of the conduct of Lessee’s Due Diligence Investigation, including without limitation Claims arising from (i) Lessor’s exacerbation of any hazardous substances or materials condition on, under or about the Property, (ii) Lessee’s violation of laws, zoning restrictions, ordinances, rules, regulations or requirements of any governmental or quasi-governmental agency with jurisdiction over the Property in the conduct of Lessee’s Due Diligence Investigation, and (iii) Lessee’s failure to restore the Property to the condition that existed immediately prior to any physical inspection of the Property conducted as part of Lessee’s Due Diligence Investigation; provided, however, that the foregoing shall not apply to the extent any Claims result from (A) the acts or omissions of Owner or any trustee, officer, director, employee, agent, contractor or representative of Owner, or (B) Lessee’s mere discovery of any information potentially having a negative impact on the Property, including, without limitation, the discovery of any hazardous substances or materials on or about the Property. Lessee’s obligations under this Section 3.1(d) shall survive the Closing or the termination of this Agreement prior to Closing.

3.2 Owner Disclosures

(a) Delivery of Documents. Prior to the Effective Date, Owner has delivered to Lessee true, correct and complete copies of all material non-confidential documents in Owner’s possession regarding the Property, including (if any): site plans, records of survey, surveys, title policies, existing entitlements, approvals, traffic studies, soils reports, engineering reports, tax bills, operating statements, licenses, permits, environmental reports, and other studies, plans, surveys, engineering or architectural renderings, plans and specifications, leases and license agreements, commission agreements, Tenant information, correspondence and notices, maintenance records, insurance certificates, documents and materials relating to legal proceedings, personal property inventory, governmental notices, land use and development licenses, permits and approvals and building permits and certificates of occupancy, architectural and construction contracts (including all related warranties and indemnities), roof warranties, and product and equipment warranties relating to the Other Assets (collectively, the “Due Diligence Documents”). Owner shall have the continuing obligation during the pendency of this Agreement to provide Lessee with any material document described above and coming into Owner’s possession or produced by or for Owner after the initial delivery of the Due Diligence Documents. Owner represents and warrants to Lessee that, to Owner’s best knowledge after due inquiry and investigation, (i) the only material documents in Owner’s possession regarding the Property that Owner has not delivered to Lessee are confidential settlement agreements in connection with the “Pre-Existing Environmental Condition” (as defined in the Ground Lease) and related correspondence that is protected by the attorney-client privilege (collectively, the “Settlement Documents”), and (ii) no information contained or referred to in the Settlement Documents describes or discloses any event, condition or circumstance regarding the Property or the Other Assets that is not described in or disclosed by the Due Diligence Documents.

(b) Review of Other Documents. In addition to Lessee’s right to receive the Due Diligence Documents, Lessee and its representatives shall have the right of access to Owner’s records upon reasonable notice and during reasonable business hours to inspect, review, catalog and copy all files, books and records maintained by Owner regarding the Property.

3.3 Approval/Disapproval of Due Diligence Investigation. Prior to the expiration of the Due Diligence Period, Lessee has delivered to Owner a written notice describing the items to which Lessee objected as a result of its Due Diligence Investigation. Owner has performed all of the work required thereunder, except as provided in Sections 5.10, 5.11 and 5.12.

3.4 Preliminary Title Report. Lessee has obtained a preliminary title report or commitment for title insurance (the “Preliminary Title Report”) issued by the Title Company, together with a legible copy of each document, map and survey referred to in the Preliminary Title Report.

3.5 Approval/Disapproval of Title. Prior to the Effective Date, Lessee has identified the disapproved title matters described on Exhibit “E” attached hereto and made a part hereof (the “Disapproved Title Matters”). Owner shall use best efforts to remove or cure all Disapproved Title Matters at or prior to Closing, and Owner shall in any event remove or cure at or prior to Closing all of the Disapproved Title Matters described in Section I of Exhibit “E.” Owner shall remove or cure as soon as reasonably possible after Closing any Disapproved Title Matters that are not cured prior to Closing, and shall indemnify, defend and hold harmless Lessee from and against any actual losses, costs, liabilities, claims and damages incurred by Lessee arising from any such Disapproved Title Matters.

SECTION 4 CONDITIONS PRECEDENT

4.1 Lessee’s Conditions Precedent. Lessee’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 4.1 on or before the Closing Date, except where a different time period for satisfaction is specified. Each condition is solely for the benefit of Lessee and may be waived in whole or in part by Lessee by written notice to Owner in Lessee’s sole and absolute discretion.

(a) Title Policy. The Title Company shall deliver to Lessee at Closing an ALTA Owner’s Policy providing extended coverage, issued by the Title Company as of the date and time of the recording of the Memorandum of Lease and the Deed (as defined in Section 5.3 below), in the aggregate amount of the Purchase Price and the Prepaid Land Rent or such other amount as Lessee shall designate, at standard rates, insuring Lessee’s leasehold estate in the Land and ownership of the Improvements, including such endorsements as Lessee may reasonably request, and subject only to the Permitted Exceptions (the “Title Policy”). “Permitted Exceptions” means the rights of Lessee under the Space Lease and the matters described on Exhibit “F” attached hereto and made a part hereof.

(b) Representations and Warranties. Owner’s representations and warranties contained herein shall be true and correct as of the Closing Date.

(c) Owner’s Performance. Owner shall have performed all of its obligations under this Agreement, including, without limitation, Owner’s execution and delivery to Lessee of the documents described in Section 5.3 of this Agreement.

(d) No Litigation. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings by or against Owner, the Property or the Other Assets that could, either individually or in the aggregate, materially and adversely affect the ownership, use, operation or occupancy of the Property or the Other Assets, or Owner’s ability to perform its obligations under this Agreement.

(e) Board Approval. The Board of Directors of Lessee shall have approved the transactions contemplated by this Agreement.

(f) Financing Commitment. On or before the fourth (4th) business day after the Effective Date, Lessee shall have obtained a commitment for financing in an amount of at least fifty percent (50%) of the Purchase Price and Prepaid Land Rent that is satisfactory, in Lessee’s sole and absolute discretion, to consummate the transactions contemplated by this Agreement.

(g) Close and Funding of Financing. At or before the Closing, the financing described in paragraph 4.1(f) above shall have closed and funded; provided, however, that the condition described in this paragraph 4.1(g) shall not apply if such financing has failed to close and fund solely due to Lessee’s default under the commitment for such financing described in paragraph 4.1(f) above.

4.2 Owner’s Condition Precedent. Owner’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 4.2 on or before the Closing Date. Each condition is solely for the benefit of Owner and may be waived in whole or in part by Owner by written notice to Lessee in Owner’s sole and absolute discretion.

(a) Representations and Warranties. Lessee’s representations and warranties contained herein shall be true and correct as of the Closing Date.

(b) Lessee’s Performance. Lessee shall have performed all of its obligations under this Agreement, including, without limitation, Lessee’s execution and delivery to Owner of the documents and funds in Section 5.4 of this Agreement.

(c) No Litigation. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings by or against Lessee, that could, either individually or in the aggregate, materially and adversely affect Lessee’s ability to perform its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion, either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date or other applicable date, in which case the Deposit (and any interest accrued thereon) shall be returned to Lessee (unless either Lessee is in default of this Agreement (in which case Section 2.3 shall apply), or unless the condition is Lessee’s board approval under Section 4.1(e) (in which case the Deposit shall be delivered to Owner pursuant to Section 6.1)), (ii) extend the time available for the satisfaction of such condition by up to a total of ten (10) business days, or (iii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived such condition. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above.

SECTION 5 CLOSING

5.1 Time. Provided that all conditions set forth in Section 4 have been either satisfied or waived by the appropriate party, the parties shall close the transactions contemplated by this Agreement (the “Closing”), on a date mutually approved by

Owner and Lessee, but in no event later than June 30, 2003 unless extended as provided in this Agreement or otherwise agreed in writing by the parties (the “Closing Date”). Lessee shall, however, use reasonable efforts to cause Lessee’s lender to close and fund Lessee’s financing so that the Closing may occur by June 19, 2003.

5.2 Escrow. Closing shall occur through an escrow with the Title Company. The terms of this Agreement, together with such additional instructions as the Title Company shall reasonably request shall constitute the escrow instructions to the Title Company. Owner and Lessee shall have the right to deliver to the Title Company such additional escrow instructions as they shall deem necessary or appropriate to consummate the transactions contemplated by this Agreement, but such additional instructions shall not in any case be inconsistent with the terms and conditions of this Agreement. If there is any inconsistency between this Agreement and any additional escrow instructions given to the Title Company, this Agreement shall control unless the intent to amend this Agreement is clearly and expressly stated in said additional escrow instructions and said additional escrow instructions have been approved in writing by both Owner and Lessee. Lessee and Owner shall cause the Title Company to execute and deliver a counterpart of this Agreement to each of them.

5.3 Owner’s Deposit of Documents Into Escrow. Owner shall deposit into escrow one (1) business day before Closing the following documents:

(a) Two duly executed counterparts of the Ground Lease;

(b) A duly executed and acknowledged counterpart of a Memorandum of Lease in the form of Exhibit “G” (the “Memorandum of Lease”);

(c) A duly executed and acknowledged grant deed to the Improvements in the form of Exhibit “H” (the “Deed”);

(d) A duly executed assignment in the form of Exhibit “I”, assigning to Lessee all of Owner’s right, title and interest in the Other Assets (the “General Assignment”);

(e) A duly executed certificate of Owner stating that Owner is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Non-Foreign Certificate”);

(f) Owner’s affidavit of nonforeign status as contemplated by California Revenue and Taxation Code Sections 18662 and 18668 (the “Withholding Affidavit”);

(g) A completed and executed natural hazard disclosure statement, which shall disclose whether the Property is located within one (1) or more of the six (6) natural hazard zones specified in California Civil Code Section 1103.2 (the “Natural Hazard Disclosure Statement”);

(h) A completed and executed Real Estate Withholding Exemption Certificate and Waiver Request for Non-Individual Sellers, California Form 593-W (the “Withholding Certificate”);

(i) A certificate of Owner confirming that all representations and warranties made by Owner in this Agreement are true, correct and complete on and as of the Closing Date (the “Owner Representation Certificate”);

(j) Such affidavits and other documents as are reasonably required by the Title Company to issue the Title Policy to Lessee; and

(k) Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably necessary to consummate the ground leasing of the Land and conveyance of the Related Assets in accordance with the terms of this Agreement.

5.4 Lessee’s Deposit of Documents and Funds. Lessee shall deposit into escrow (1) one business day before Closing:

(a) The balance of the Purchase Price and the Prepaid Land Rent in accordance with the provisions of Section 2, plus or minus prorations and closing costs as provided in Section 5.6, by electronic transfer of immediately available funds;

(b) Two duly executed counterparts of the Ground Lease;

(c) A duly executed and acknowledged counterpart of the Memorandum of Lease;

(d) Two duly executed counterparts of the General Assignment;

(e) A guaranty in the form of Exhibit “J” (the “Guaranty”), duly executed by TIBCO Software, Inc., a Delaware corporation;

(f) A certificate of Lessee confirming that all representations and warranties made by Lessee in this Agreement are true, correct and complete on and as of the Closing Date (the “Lessee Representation Certificate”); and

(g) Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably necessary to consummate the ground leasing of the Land and conveyance of the Related Assets in accordance with this Agreement.

5.5 Closing. When the Title Company has received all documents and funds identified in Sections 5.3 and 5.4, has received written notification from Lessee and Owner that all conditions to Closing have been satisfied or waived, and is irrevocably committed to issue the Title Policy as described in Section 4.1(a), then, and only then, the Title Company shall:

(a) Record the Memorandum of Lease and the Deed in that order;

(b) Deliver the Purchase Price and Prepaid Land Rent (as adjusted pursuant to Sections 5.5 and 5.6) to Owner;

(c) Issue the Title Policy to Lessee;

(d) Deliver to Lessee: (i) conformed copies (showing all recording information thereon) of the Memorandum of Lease and the Deed; (ii) a fully executed original of the Ground Lease; (iii) a fully executed original of the General Assignment; (iv) the Non-Foreign Certification; (v) the Withholding Affidavit; (vi) the Natural Hazard Disclosure Statement; (vii) the Withholding Certificate; and (viii) the Owner Representation Certificate; and

(e) Deliver to Owner: (i) conformed copies (showing all recording information thereon) of the Memorandum of Lease and the Deed, (ii) a fully executed original of the Ground Lease; (iii) a fully executed original of the General Assignment; (iv) the original executed Guaranty, and (v) the Lessee Representation Certificate.

The Title Company shall prepare and the parties shall sign closing statements showing all receipts and disbursements and deliver copies to Lessee and Owner and, if applicable, shall file with the Internal Revenue Service (with copies to Lessee and Owner) the reporting statement required under Section 6045(e) of the Internal Revenue Code. To the extent required by law, the Title Company shall also deduct from the balance of the Purchase Price and the Prepaid Land Rent an amount equal to three and one-third percent (3-1/3%) of the entire Purchase Price and Prepaid Land Rent and shall pay such amount to the Franchise Tax Board of the State of California.

5.6 Prorations, Closing Costs and Credits. Subject to the other provisions of this Section 5.6, all receipts and disbursements of the Property will be prorated as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date. Not less than three (3) business days prior to the Closing, the Title Company shall submit to Lessee and Owner for their approval a tentative prorations schedule showing the categories and amounts of all prorations proposed. The parties shall agree on a final prorations schedule prior to the Closing. If following the Closing either party discovers an error in the prorations statement, it shall notify the other party and the parties shall promptly make any adjustment required.

(a) Property Taxes. Under the Space Lease, Lessee is responsible for the payment of all real and personal property ad valorem taxes and special assessments, if any, whether payable in installments or not, including, without limitation, all supplemental taxes attributable to the term of the Space Lease (collectively, “Taxes”). Any payments of Taxes which have been collected from Lessee by Owner but not yet paid to the taxing authority as of the Closing Date shall be credited to Lessee as of the Closing Date. Otherwise, all payments of Taxes, whether relating to the periods before or after the Closing Date, shall be the responsibility of Lessee outside of escrow.

(b) Property Rents and Expenses. All base rent, additional rent, operating expense payments and other sums due to Owner from Lessee under the Space Lease (collectively, “Rent”) shall be prorated as of the Closing Date. Lessee shall receive a credit at Closing for any Rent actually received by Owner before the Closing Date which pertains to any period from and after the Closing Date, and Lessee shall pay at Closing any Rent which is due and unpaid as of the Closing Date.

(c) Closing Costs. Owner shall pay (i) the Santa Clara County documentary transfer tax and one-half (1/2) of the City of Palo Alto documentary transfer tax assessed in connection with the recordation of the Memorandum of Lease and the Deed, and (ii) the cost of the CLTA coverage under the Title Policy. Lessee shall pay (i) one-half (1/2) of the City of Palo Alto documentary transfer tax assessed in connection with the recordation of the Memorandum of Lease and the Deed, and (ii) the cost of any additional coverage or endorsements to the Title Policy desired by Lessee. Owner shall pay escrow fees, including any escrow fees associated with the Roof Holdback Amount and the Garage Holdback Amount described in Sections 5.10 and 5.11. Owner and Lessee shall each pay one-half (1/2) of all other closing costs and recording fees.

(d) Utility Deposits. Owner shall receive a credit at Closing for the amount of any deposits previously paid to utility companies by Owner with its own funds and without reimbursement from Lessee under the Space Lease.

(e) Security Deposit. Lessee shall receive a credit at Closing for the amount of the security deposit under the Space Lease.

5.7 Possession. Possession of the Property pursuant to this Agreement and the terms of the Ground Lease shall transfer to Lessee at the Closing.

5.8 Delivery of Books and Records. Immediately after the Closing, Owner shall deliver to Lessee: copies or originals of all books and records of account, contracts, correspondence with suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all permits and warranties applicable to the Property; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; and, if in Owner’s possession or control, the original “as-built” plans and specifications; all other available plans and specifications and all operation manuals. Owner shall cooperate with Lessee after Closing to transfer to Lessee any such information stored electronically.

5.9 Interim Operation of Property. From the Effective Date through the Closing, Owner shall (i) without the written approval of the Lessee, neither negotiate nor enter into any new contract nor modify any existing contract affecting the Property and/or the Other Assets which cannot be terminated without charge, cost, penalty or premium on or before the Closing Date; (ii) neither grant nor otherwise create or consent to the creation of any easement, covenant, restriction, assessment, encumbrance or lien affecting any of the Property, except as required by governmental authority; (iii) not convey or transfer any of the Property or the Other Assets or any interests or rights therein; (iv) not make any material change in the Property or any of the Other Assets; and (v) maintain the present insurance or self-insurance program on the Property. Except as otherwise provided in this Section 5.9, from the Effective Date through the Closing, Owner and Lessee shall conduct themselves with regard to the Property in accordance with the Space Lease.

5.10 Roof Holdback. As part of the Due Diligence Investigation, Lessee has objected to the condition of the roofs on the buildings located on the Land, due to construction and drainage issues raised that Lessee believes may lead to future repairs and may reduce the useful life of the roofs. Owner disagrees with such objection and believes that the condition of the roofs is satisfactory. In order to proceed with the Closing prior to resolution of this dispute (and provided the dispute is not resolved prior to Closing), the parties have agreed that, notwithstanding anything in this Agreement to the contrary (including, without limitation, Sections 2.1 and 2.3(b)), the Title Company shall hold in escrow from the Purchase Price, and shall not deliver to Owner at the Closing, the sum of Four Hundred Thousand Dollars ($400,000) (the “Roof Holdback Amount”). The Title Company shall retain and disburse the Roof Holdback Amount in accordance with this Section 5.10. All interest and investment income on the Roof Holdback Amount shall be for the benefit of, and shall be disbursed to, the party that receives the final disbursement of the Roof Holdback Amount.

(a) Resolution Efforts. The parties shall use good faith efforts to resolve their dispute regarding the condition of the roof within sixty (60) days after the Closing, and shall meet (with their respective consultants) no less than three (3) times during such period in an attempt to reach agreement. If the parties are able to reach agreement, they shall jointly instruct the Title Company to release the Roof Holdback Amount as agreed between the parties.

(b) Resolution by Consultant. In the event the parties are unable to reach agreement within such 60-day period, the parties shall jointly select an independent licensed roofing consultant with at least ten (10) years’ experience in the roofing industry who has never worked for either party (the “Consultant”). The Consultant shall be instructed to examine the roof and the issues in dispute, and to make a final and binding determination as to the condition of the roof and whether such condition could reasonably be expected to require future repairs and/or to reduce the useful life of the roofs. The Consultant shall also determine the amount, if any, of the Roof Holdback Amount that should be paid to Lessee to compensate for such condition of the roofs. Upon delivery of the Consultant’s determination to the Title Company by either party or the Consultant, the Title Company shall release the Roof Holdback Amount in accordance with the Consultant’s determination without any further instructions from either party. Notwithstanding any determination by the Consultant, in no event shall Owner’s liability for the condition of the roof exceed the Roof Holdback Amount. Each party shall pay the cost of its own consultant and one-half of the cost of the Consultant.

5.11 Garage Holdback. As part of the Due Diligence Investigation, Lessee has objected to the condition of the garage due to a water leakage problem. Owner has undertaken work to correct the problem, and Owner believes that such work was adequate to correct the problem. Notwithstanding the foregoing, the parties have agreed that the parties may not be able to finally determine whether the corrective work was adequate until the garage is further subjected to significant rainfall and other weather conditions. Therefore, Owner agrees that it will retain responsibility for possible further corrective action with respect to the water leakage problem (the “Post-Closing Work”) as more fully described in this Section 5.11.

(a) Garage Holdback Escrow. Notwithstanding anything in this Agreement to the contrary (including, without limitation, Sections 2.1 and 2.3(b)), the Title Company shall hold in escrow from the Purchase Price, and shall not deliver to Owner at the Closing, the sum of Two Hundred Thousand Dollars ($200,000) (the “Garage Holdback Amount”). The Title Company shall retain and disburse the Garage Holdback Amount in accordance with this Section 5.11. All interest and investment income on the Garage Holdback Amount shall be for the benefit of, and shall be disbursed to, the party that receives the final disbursement of the Garage Holdback Amount. The Garage Holdback Amount shall remain in escrow until the earlier of (i) the date on which Owner and Lessee jointly instruct the Title Company to release the Garage Holdback Amount to Owner, (ii) the date that the entire Garage Holdback Amount has been paid to Owner based on completion of any necessary Post-Closing Work pursuant to Section 5.11(e), and (iii) August 1, 2004. On August 1, 2004, the Title Company shall release the Garage Holdback Amount to Owner without any further instructions from either party unless the Title Company has been advised in writing by either party that there is outstanding Post-Closing Work in progress or there is a pending dispute between the parties regarding the Post-Closing Work. Notwithstanding anything contained in this Agreement to the contrary, if either party has instructed the Title Company that there is outstanding Post-Closing Work in progress or there is a pending dispute between the parties regarding the Post-Closing Work, the Title Company shall retain the Garage Holdback Amount and shall not disburse any of the Garage Holdback Amount except in accordance with subsequent written instructions executed both by Owner and Lessee. The period between the Closing Date and the date the Garage Holdback Amount is released from escrow shall be referred to herein as the “Garage Holdback Period”.

(b) Status Meetings. At any time during the Garage Holdback Period, either party may request, upon prior telephonic notice, that the other party and its consultant inspect the garage within the succeeding 24-hour period to examine the impact of any then-current weather condition. In addition, at any time during the Garage Holdback Period, either party may request a meeting of both parties and their consultants to discuss the status of the water leakage problem, and the parties will cooperate reasonably to meet promptly thereafter. If neither party requests such a meeting at any earlier time, the parties shall in any event meet no later than April 30, 2004.

(c) Post-Closing Work. If the parties agree that Post-Closing Work is necessary in order to make further corrections to the water leakage problem, or if Owner is required to undertake Post-Closing Work pursuant to Section 5.11(f) below, Owner shall promptly commence such Post-Closing Work and shall diligently prosecute such work to completion. Owner shall perform the required Post-Closing Work in a good and workmanlike manner, using new materials of good quality, free and clear of any liens or encumbrances (or claims thereof), in accordance with all applicable laws. In performing any Post-Closing Work, Owner shall use reasonable efforts to minimize any disruption of Lessee’s use, operation and occupancy of the Property and shall comply with Lessee’s reasonable operating and security procedures. Owner and Lessee agree that Post-Closing Work shall in any event be required if water intrudes into the garage to any extent greater than minimal levels and areas of water intrusion that can reasonably be characterized as transient surface dampness or moistness that does not progress to a glistening, active, flowing or ponded condition.

(d) Disbursement. At such time as Owner believes that any necessary Post-Closing Work has been completed in accordance with Section 5.11(c), or that recent weather conditions have provided sufficient evidence that the garage condition is adequate, Owner shall deliver to Lessee a written request for payment of the Holdback Amount. Such request for payment shall be accompanied by the following: (i) a certificate of completion executed by Owner’s contractor certifying that the Post-Closing Work has been performed and completed in accordance with this Section 5.10, that all sums payable with respect to goods and services provided in connection with such item of the Post-Closing Work have been paid in full, and that there is no known basis for the filing of any lien or encumbrance regarding such item of the Post-Closing Work, and (ii) unconditional lien waivers and releases from Owner’s contractor and from all subcontractors, suppliers and subconsultants that provided goods or services in connection the Post-Closing Work.

(e) Inspection and Payment. Within ten (10) days after Lessee’s receipt of a request for payment from Owner and all other items required to be delivered by Owner pursuant to Section 5.11(d), Lessee shall inspect the Post-Closing Work to determine whether such Post-Closing Work has in fact been completed in accordance with this Section 5.11. Lessee shall have the right to identify any defective or incomplete items of such Post-Closing Work, and Owner shall promptly correct and complete such Post-Closing Work in a manner reasonably satisfactory to Lessee. Within five (5) days after the later to occur of Lessee’s inspection and Owner’s completion of any corrective work reasonably required by Lessee, Lessee shall instruct the Title Company to deliver to Owner the Holdback Amount.

(f) Dispute Resolution. If the parties do not agree about the need for Post-Closing Work, the dispute shall be resolved as follows: The parties shall meet at least twice in the thirty (30) day period after the dispute arises to resolve the dispute. If they are unable to reach agreement, they shall each select one qualified expert to determine whether Post-Closing Work is required, and if so, the nature and extent of the Post-Closing Work that the expert deems necessary. Each such expert shall arrive at and submit his or her conclusions to Owner and Lessee within thirty (30) days after the expiration of the initial 30-day negotiating period. If only one expert report is submitted within the requisite time period, it shall be binding on both parties. If both reports are submitted within such time period, and if the two reports disagree as to the proper resolution of the dispute, then the two experts shall meet once within the next ten (10) day period to attempt to resolve their differences. If the two experts cannot reach agreement, then the two experts shall immediately select a third expert who will within thirty (30) days of his or her selection make a determination as to whether and what Post-Closing Work is necessary and submit such determination to Owner and Lessee. This third determination will then be binding on both parties. All experts specified pursuant hereto shall be licensed independent waterproofing consultants with at least ten (10) years experience, and the third consultant shall have never before worked for either party. Each party shall pay the cost of the expert selected by such party and one-half of the cost of the third expert, plus one-half of any other costs incurred in the determination.

(g) Failure to Perform. Notwithstanding anything in this Section 5.11 to the contrary, if a dispute arises between the parties about the need for Post-Closing Work and it is determined that Owner has failed to perform Post-Closing Work as required by this Section 5.11, then promptly after such determination, the Title Company shall release the Garage Holdback Amount to Lessee without any further instructions from either party.

(h) Survival. All representations, warranties and covenants of Owner under this Section 5.11 and in any documents described in Section 5.11(d) shall survive the Closing, Owner’s execution and delivery of the Deed, and Owner’s and Lessee’s execution and delivery of the Ground Lease. Without limiting the generality of the foregoing, Lessee’s acceptance of the Post-Closing Work shall not be deemed a waiver of any of Owner’s representations, warranties or covenants, and Owner shall promptly repair and otherwise remedy any breach of Owner’s representations, warranties and covenants under this Section 5.11 at Owner’s sole cost and expense; provided, however, that except for any such breach, upon the release of the Holdback Amount pursuant to Section 5.11(a), Owner shall have no further responsibility for any repairs or corrective action relating to the water leakage issue in the garage.

5.12 Owner’s Additional Work. As soon as reasonably possible after Closing, Owner shall (i) replace warped or dislocated header boards along exterior pathways on the Land with new header boards, and Owner shall patch the low areas of the decomposed granite pathways at the Property, and (ii) install a gutter in the parking garage under the expansion joint. Owner shall perform such work at Owner’s sole cost and expense in a good and workmanlike manner, using new materials of good quality, free and clear of any liens or encumbrances (or claims thereof), in compliance with all applicable laws, and in a manner reasonably acceptable to Lessee. In performing such work, Owner shall use reasonable efforts to minimize any disruption of Lessee’s use, operation and occupancy of the Property and shall comply with Lessee’s reasonable operating and security procedures. Owner shall notify Lessee promptly after Owner has completed the work, and Lessee shall have the right to inspect the work and identify any defective or incomplete items thereof. Owner shall thereafter promptly correct and complete the work in a manner reasonably satisfactory to Lessee.

5.13 Tree Bond. Owner and Lessee acknowledge that the Improvements were developed pursuant to conditions of approval issued August 29, 2000, by the City of Palo Alto Department of Planning and Community Environment under Architectural Review Board Application No. 00-ARB-38 (the “Use Permit”). Condition No. 8 of the Use Permit required that Owner obtain and deposit with the City of Palo Alto a security bond in connection with the transplantation of a tree on the Land. Owner represents, warrants and covenants to Lessee that Owner has, and shall continue to, pay and perform all obligations under such Condition No. 8 of the Use Permit at Owner’s sole cost and expense, including, without limitation, the obtaining, depositing with the City of Palo Alto, and maintenance in effect of such security bond for the entire term required by the Use Permit. Owner shall have the right to recover the security bond from the City after the expiration of the required term thereof, if the City has not previously drawn thereunder pursuant to the Use Permit.

SECTION 6 DEFAULT AND TERMINATION

6.1 Lessee’s Termination. Lessee shall have the option to terminate this Agreement in the event any condition to Closing contained in Section 4.1 has not been satisfied or waived by Lessee in writing, or if Owner is in breach of its obligations under this Agreement. If this Agreement is terminated by Lessee as a result of any breach by Owner or a failure of a condition precedent for Lessee’s benefit, the Deposit together with any accrued interest, shall be delivered to Lessee. Notwithstanding the foregoing, if this Agreement is terminated by Lessee solely due to a failure of Lessee’s board of directors to approve the transactions contemplated by this Agreement, then the Deposit, together with any accrued interest thereon, shall be delivered to Owner. In the event of Owner’s breach of this Agreement, Lessee shall have the right (i) to terminate this Agreement, in which event the Deposit shall be returned to Lessee (together with all interest accrued thereon) and Owner shall reimburse Lessee all costs reasonably incurred by Lessee in its Due Diligence Investigation and all costs incurred by Lessee in connection with Lessee’s proposed financing of the transactions contemplated by this Agreement (including, without limitation, all lender’s application fees, commitment fees, rate lock fees, due diligence costs, and any other amounts paid by Lessee to its lender that have not been refunded by such lender), or (ii) to seek specific performance of this Agreement and to recover any damages that may be awarded in connection with such action for specific performance. Lessee shall also have the right to seek damages for any breach by Owner of any representations, warranties, covenants or obligations in this Agreement which Lessee discovers after Closing.

6.2 Owner’s Termination. Owner shall have the option to terminate this Agreement if the conditions to Closing contained in Section 4.2 have not been satisfied or waived by Owner in writing, or if Lessee is in breach of its obligations under this Agreement. In the event of a termination due solely to Lessee’s breach of this Agreement, the Deposit together with any accrued interest, shall be delivered to Owner as liquidated damages as Owner’s sole and exclusive remedy, as provided in Section 2.3. In the event that this Agreement is terminated by Owner due to a failure of any of the conditions to Closing contained in Section 4.2, then the Deposit and any interest accrued thereon shall be returned to Lessee (unless Lessee is in default, in which case Section 2.3 shall apply).

6.3 Release from Escrow. Upon termination of this Agreement pursuant to Sections 6.1 or 6.2, the Title Company shall promptly return to Lessee and Owner, respectively, all documents and monies deposited by them into escrow, subject to Owner’s right, if any, to retain the Deposit and all interest accrued thereon pursuant to Section 2.3. The defaulting party shall pay any cancellation fee charged by the Title Company.

6.4 No Cross Default. Notwithstanding anything in this Agreement to the contrary, no breach or default by Lessee of any term or condition of this Agreement shall constitute a breach of or a default under the Space Lease. The Space Lease shall continue in full force and effect notwithstanding any termination of this Agreement, unless the events or conditions giving rise to such termination of this Agreement have also given Lessee or Owner a right to terminate the Space Lease pursuant to the express terms thereof, and Lessee or Owner has properly exercised such right to terminate the Space Lease in accordance with the terms of the Space Lease.

SECTION 7 CASUALTY AND CONDEMNATION

7.1 Casualty. In the event the Property should be damaged by any casualty prior to Closing, Owner shall give prompt notice thereof to Lessee and Lessee shall have up to twenty (20) business days after receipt of such notice to make its election provided herein (and the Closing shall be extended accordingly). If the cost of repairing such damage is less than One Million Dollars ($1,000,000) as reasonably estimated by a contractor approved by Owner and Lessee, then Owner shall assign to Lessee at Closing all insurance proceeds payable for such damage (with the consent of the insurance company), or pay all such proceeds to Lessee when received (which obligation shall survive Closing), and Lessee shall receive a credit against the Purchase Price in the amount of any deductible required by Owner’s insurance policies and/or any uninsured amount (up to a maximum of $1,000,000), and the Closing shall occur and the Ground Lease shall commence, subject to the terms of this Agreement, without Owner’s repairing or being required to repair such damage; provided however, that Owner shall be obligated to make such emergency repairs as are necessary to prevent further damage to the Property or injury to any person thereon and Owner may use insurance proceeds for this limited purpose. If the cost of repairing such damage is One Million Dollars ($1,000,000) or more, then Lessee may elect to terminate this

Agreement and receive the Deposit (and any interest accrued thereon). If Lessee does not elect to terminate this Agreement, Owner shall assign to Lessee, at Closing, all insurance proceeds payable for such damage (with the consent of the insurance company) or pay all such proceeds to Lessee when received (which obligation shall survive Closing), and Lessee shall receive a credit against the Purchase Price in the amount of any deductible required by Owner’s insurance policies and/or any uninsured amount (up to a maximum of $1,000,000), and the Closing shall occur and the Ground Lease shall commence, subject to the terms of this Agreement, without Owner’s repairing or being required to repair such damage; provided however, that Owner shall be obligated to make such emergency repairs as are necessary to prevent further damage to the Property or injury to any person thereon and Owner may use insurance proceeds for this limited purpose. Owner represents, warrants and covenants to Lessee that the deductible under all property insurance policies maintained by Owner regarding the Property does not and will not exceed $1,000,000. If Owner is self-insuring the Property against casualty at the time any such damage occurs, and if Lessee does not terminate this Agreement pursuant to this Section 7.1, then Owner shall pay Lessee the proceeds of all such self-insurance in the same amount as would have been payable by a third-party insurer under an “all risk” property insurance policy insuring the Property in the amount of the Purchase Price for the full replacement value thereof, together with any deductible or uninsured amount under such self-insurance program (up to a maximum of $1,000,000).

7.2 Condemnation. In the event of a taking or threatened taking by condemnation or similar proceedings or actions of all or a portion of the Property, Owner shall give prompt notice thereof to Lessee and Lessee shall have up to twenty (20) business days to make its election provided herein (and Closing shall be extended accordingly). In such event, Lessee may elect to (i) terminate this Agreement and receive the Deposit (and any interest accrued thereon), or (ii) proceed to Closing and receive an assignment of that portion of the award attributable to the value of the leasehold and the Improvements at Closing.

SECTION 8 REPRESENTATIONS AND WARRANTIES

8.1 Owner’s Representations and Warranties. As a material inducement to Lessee to execute this Agreement and consummate this transaction, Owner represents and warrants to Lessee that as of the Effective Date and the Closing Date:

(a) Authority. Owner has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Owner at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Owner, enforceable in accordance with their terms.

(b) No Conflict. There is no agreement to which Owner is a party or, to Owner’s knowledge, binding on Owner, the Property or the Other Assets which is in conflict with this Agreement, or which prevents Owner from executing or performing its obligations under this Agreement.

(c) No Litigation. There is not now pending or, to Owner’s actual knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against Owner that would prevent Owner from performing its obligations hereunder, or that would materially adversely affect the value of the Property.

(d) Adverse Information. Owner has not received any notice from any insurance company of any defects or inadequacies in the Property or any part thereof which could materially and adversely affect the insurability of the Property or the premiums for the insurance thereof. No notice has been giving by any insurance company which has issued a policy with respect to any portion of the Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(e) Environmental. Owner has delivered to Lessee true, correct and complete copies of all material reports and environmental assessments of the Property in Owner’s possession (other than those associated with any confidential agreements entered into with third parties), and Owner has complied with all environmental disclosure obligations imposed by Environmental Laws with respect to this transaction. Except as disclosed in such reports and assessments, or as disclosed in any public document available to Lessee from governmental entities having jurisdiction over the Property, to Owner’s actual knowledge, (i) no Hazardous Material is present on the Property or the soil, surface water or groundwater thereof, except to the extent brought upon the Property by Lessee, its employees and contractors, (ii) no underground storage tanks or asbestos-containing building materials are present on the Property, and (iii) no action, proceeding or claim is pending or threatened concerning the Property regarding any Hazardous Material or pursuant to any Environmental Laws. To Owner’s best knowledge after due inquiry and investigation, no confidential agreements that Owner has entered with third parties and no reports or environmental assessments associated therewith contain or refer to any information that describes or discloses any event, condition or circumstance regarding the Property or the Other Assets that is not described in and disclosed by the reports and environmental assessments that Owner has delivered to Lessee. As used herein, “Hazardous Material” shall mean any material which is now or hereafter regulated by any governmental authority or which poses a hazard to the environment or to human health or safety, and “Environmental Laws” shall mean all local, state and federal laws, rules, regulations, orders, permits and approvals now or hereafter enacted or issued by any governmental authority relating to any Hazardous Material or to the protection of the environment.

8.2 Lessee’s Representations and Warranties. As a material inducement to Owner to execute this Agreement and consummate this transaction, Lessee represents and warrants to Owner that:

(a) Authority. Lessee has been duly organized and is validly existing as a corporation, in good standing in the State of Delaware, and qualified to do business in the State of California. Lessee has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Lessee at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Lessee, enforceable in accordance with their terms.

(b) No Conflict. There is no agreement to which Lessee is a party or, to Lessee’s knowledge, binding on Lessee which is in conflict with this Agreement. There is no action or proceeding pending or, to Lessee’s knowledge, threatened against Lessee which challenges or impairs Lessee’s ability to execute or perform its obligations under this Agreement.

(c) No Litigation. There is not now pending or, to Lessee’s actual knowledge, threatened any action, suit or proceeding before any court or governmental agency or body against Lessee that would prevent Lessee from performing its obligations hereunder.

(d) Financing. Lessee has or will on the Closing Date have all funds necessary to consummate the transactions contemplated by this Agreement.

8.3 Survival of Representations and Warranties. The representations and warranties set forth in this Section 8 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing.

SECTION 9 GENERAL

9.1 Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective (a) when personally delivered to the recipient at the recipient’s address set forth below; (b) when received by United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the recipient as set forth below, or when such receipt is rejected; (c) one (1) business day after deposit with a recognized overnight courier or delivery service; or (d) when received by facsimile if delivery is confirmed by receipt of a successful transmission report generated by the sender’s facsimile machine addressed to the recipient as set forth below. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.

The addresses for notice are:

OWNER:	c/o Stanford Management Company
2770 Sand Hill Road
Menlo Park, CA 94025-3065
Attention: Director, Stanford Research Park
Telephone: (650) 926-0200
Facsimile: (650) 854-9268

With a copy to:	Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303-2223
Attention: Carol K. Dillon
Telephone: (650) 849-4812
Facsimile: (650) 849-4800

LESSEE:	TIBCO
3303 Hillview Avenue
Palo Alto, CA 94304
Attention: General Counsel
Telephone: (650) 846-1316
Facsimile: (650) 846-1203

With copies to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Bradford C. O’Brien
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

Either party may change its address by written notice to the other given in the manner set forth above.

9.2 Entire Agreement. This Agreement and the exhibits hereto contain the entire agreement and understanding between Lessee and Owner concerning the subject matter of this Agreement and supersede all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Lessee or Owner concerning the matters which are the subject of this Agreement. This Agreement has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties, and shall be construed as a whole in accordance with its fair meaning, and without regard to California Civil Code Section 1654 or similar statutes.

9.3 Amendments and Waivers. No addition to or modification of this Agreement shall be effective unless set forth in writing and signed by the party against whom the addition or modification is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made in writing and signed by the waiving party.

9.4 Invalidity of Provision. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Agreement as a whole.

9.5 References. Unless otherwise indicated, (a) all section and exhibit references are to the sections and exhibits of this Agreement, and (b) all references to days are to calendar days. All the exhibits attached hereto are incorporated herein by this reference. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or California state holiday, such time for performance shall be extended to the next business day. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted without reference to any headings. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in California.

9.7 Time. Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

9.8 Attorneys’ Fees. In the event of any legal or equitable proceeding to enforce any of the terms or conditions of this Agreement, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Agreement, the prevailing party in such proceeding shall be entitled to recover its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs of defense paid or incurred in good faith.

9.9 No Assignment. Neither party shall be permitted to assign its rights or obligations under this Agreement; provided, however, that Lessee may assign this Agreement without Owner’s consent to a wholly owned subsidiary or to effect an Exchange pursuant to Section 9.14. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

9.10 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it, nor is anything in this Agreement intended to relieve or discharge any obligation of any third person to any party hereto or give any third person any right of subrogation or action over or against any party to this Agreement.

9.11 Commissions, Indemnity. Owner’s broker in this transaction is Eastdil Realty, Inc (“Eastdil”). Lessee has used no broker or finder in connection with this transaction. Owner shall be responsible for and shall pay all commissions due to Eastdil pursuant to a separate agreement. Each party represents to the other party that the representing party has incurred no liability for any brokerage commission or finder’s fee arising from or relating to the negotiation or execution of this Agreement, other than as set forth in this Section 9.11. Each party hereby indemnifies and agrees to protect, defend and hold harmless the other party from and against all liability, cost, damage or expense (including, without limitation, attorneys’ fees and costs incurred in connection therewith) on account of any brokerage commission or finder’s fee which the indemnifying party has agreed to pay or which is claimed to be due as a result of the actions of the indemnifying party. This Section 9.11 is intended to be solely for the benefit of the parties hereto and is not intended to benefit, nor may it be relied upon by, any person or entity not a party to this Lease.

9.12 Publicity. Prior to Closing, the parties shall at all times keep this transaction and any documents received from each other confidential, except to the extent necessary to (a) comply with applicable law and regulations, or (b) carry out the obligations set forth in this Agreement. No press release or other public disclosure made by either party concerning this transaction shall reveal the economic terms of this transaction, except as otherwise required by law, rule, regulation, SEC filing or disclosure requirement or judicial order. If this Agreement is terminated, Lessee agrees to return to Owner all documents furnished to Lessee by Owner. Notwithstanding anything to the contrary contained herein, the provisions of this Section 9.12 shall survive any termination of this Agreement.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.

9.14 Section 1031 Exchange. Lessee may consummate the purchase of the Related Assets and the ground lease of the Land as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Lessee’s obligations under this Agreement; (b) Lessee shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) Owner shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (d) Lessee shall pay any additional costs that would not otherwise have been incurred by Lessee or Owner had Lessee not consummated its purchase through the Exchange. Owner shall not by this agreement or acquiescence to the Exchange have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to Lessee that the Exchange in fact complies with § 1031 of the Code.

9.15 Survival. Unless otherwise expressly provided in this Agreement to the contrary, all representations, warranties and covenants of Owner and Lessee under this Agreement shall survive the Closing, Owner’s execution and delivery of the Deed, and Owner’s and Lessee’s execution and delivery of the Ground Lease.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

OWNER:		LESSEE:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY		3301 HILLVIEW HOLDINGS, INC., a Delaware corporation

By: Stanford Management Company

By:	/s/ Jean Snider	By:	/s/ DAVID W. RICE

Its:	DIRECTOR, SRP	Its:	EXECUTIVE VICE PRESIDENT

By:

Its:

Acceptance by Title Company

The Title Company acknowledges receipt of the foregoing Agreement and accepts the instructions contained herein.

Dated: June 3, 2003	First American Title Guaranty Company

	By:	/s/ MICHAEL D. HICKEY

	Name:	Michael D. Hickey

	Title:	ASST V.P.

Exhibits

A – Property Description

B – Ground Lease

C – Access Agreements

D – H-P Access Agreement

E – Disapproved Title Matters

F – Permitted Exceptions

G – Memorandum of Lease

H – Deed

I – General Assignment

J – Guaranty

EXHIBIT A

PROPERTY DESCRIPTION

LEGAL DESCRIPTION

Real property in the City of Palo Alto, County of Santa Clara, State of California, described as follows:

Beginning at a concrete highway monument situate on the Southwesterly line of El Camino Real (State Highway) opposite Engineer’s Station 144+27.00, as surveyed by the California Division of Highways, as said Southwesterly line was established by that Decree in Condemnation, a certified copy of which Decree was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on July 7, 1930 In Book 520 of Official Records at page 571; said monument also marks the point of intersection of said Southwesterly line with the Southeasterly line of that certain 1289 acre tract of land described in the Deed from Evelyn C. Crosby, et al, to Leland Stanford, dated September 8, 1885, recorded September 8, 1885 to Book 80 of Deeds, at page 382, Santa Clara County Records, running thence along said Southeasterly line of that certain 1289 acre tract and its Southwesterly prolongation, South 33° 14’ 40” West 4494.10 feet; thence South 56° 45’ 20” East 357.00 feet to the most Southerly corner of that certain 3.268 acre parcel leased by The Board of Trustees of the Leland Stanford Junior University to the Prudential Insurance Company of America, dated December 12, 1958, and recorded December 31, 1958 in Book 4276 of Official Records, at page 70 and to the true point of beginning of said Property Two; thence from said true point of beginning along the Southwesterly line of said parcel so leased to the Prudential Insurance Company of America, North 56° 45’ 20” West 82.53 feet; thence leaving said line South 48° 39’ 32” West 628.80 feet to a point in the Northeasterly line of Hillview Avenue (60.00 feet in width); thence on the arc of a curve to the right, with a radius of 430.00 feet (a radial line at the point of beginning of said curve bears South 69° 27’ 05” West) along said line, through a central angle of 25° 17’ 35” an arc distance of 189.82 feet; thence continuing along said line on the arc of a compound curve to the right, with a radius of 5030.00 feet, through a central angle of 2° 14’ 04” an arc distance of 196.15 feet; thence leaving said Northeasterly line of Hillview Avenue South 85° 10’ 56” East 516.80 feet to a point in the Northwesterly line of the lands of the Veterans Administration, described as Parcel B in that Final Judgment enter in the District Court of the United States in and for the Northern District of California, Southern Division, entitled, “United States of America, Plaintiff, vs. The Board of Trustees of the Leland Stanford Junior University, et al, Defendants,” Case No. 34478, a certified copy of which Judgment was filed for record in the office of the Recorder of the County of Santa Clara, State of California on March 15, 1956 in Book 3439 Official Records, page 182, Santa Clara County Records, said point also being the center line of Matadero Creek; thence along said center line and along the line of the lands of the Veterans Administration, the following courses and distances: North 22° 59’ 37” East 128.06 feet; North 17° 00’ 52” East 250.02 feet; North 56° 09’ 37” East 64.01 feet; North 82° 55’ 52” East 36.48 feet; South 69° 47’ 38” East 135.66 feet; North 67° 56’ 49” East 69.95 feet; North 26° 54’ 37” East 31.21 feet; North 17° 14’ 53” West 84.50 feet; North 29° 37’ 22” East 156.75 feet; North 60° 34’ 52” East 63.66 feet; South 64° 34’ 08” East 109.39 feet; North 75° 41’ 07” East 72.92 feet; and North 60° 51’ 52” East 138.41 feet; thence South 75° 30’ 08” East 147.53 feet to the Northeasterly line of the above described 1289 acre tract of land; thence along said line North 56° 39’ 40” West 863.14 feet to the most Easterly corner of the above described 3.268 acre parcel; thence along the Southeasterly line thereof, South 33° 14’ 40” West 398.50 feet to the true point of beginning.

PARCEL ONE-A

A nonexclusive easement to operate, inspect, repair, maintain, replace and remove a sanitary sewer drain with rights of ingress and egress for the purposes of repair, maintenance and replacement of said sewer over Grantors property as granted in the Easement Agreement executed by The Board of Trustees of the Leland Stanford Junior University and Watkins-Johnson Company, a California corporation recorded April 26, 1999 as Instrument No. 14773428, Official Records, being more particularly described as follows:

A 10.00 foot wide strip of land situate in Property 1 as described in that certain “Agreement Amending Ground Lease” recorded October 8, 1997 in Document No. 13890986, Official Records and lying within the City of Palo Alto, County of Santa Clara, State of California, lying 5.00 feet on both sides of the following described centerline:

Commencing at the most Easterly corner of said Property 1, thence along the Easterly line of said Property 1, South 22°59’37” West 66.85 and South 27°50’44” West 164.27 feet to the Northerly line of an existing 22.00 foot Sanitary Sewer Easement as described in that certain document recorded in Book 4630, page 286, of Official Records; thence North 79°34’56” West 96.18 feet along said Northerly line to the True Point of Beginning; thence North 18°10’56” East 211.02 feet to the Northerly line of said Property 1 and the terminus of said strip.

The side lines of said 10.00 foot wide strip to be shortened or lengthened so as to terminate on said northerly line of said existing easement and said northerly line of Property 1.

APN: 142-17-x014, x024

ARB: 142-17-x014, x024

[MAP OF PROPERTY]

EXHIBIT B

GROUND LEASE

[A copy of this exhibit has been filed separately as Exhibit 10.16 to this Annual Report on Form 10-K.]

EXHIBIT C

ACCESS AGREEMENTS

1. Pipeline and Well Access Agreement, dated April 15, 1994, between Watkins-Johnson Company, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

2. Pipeline and Well Access Agreement First Amendment, dated July 1, 1995, between Watkins-Johnson Company, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

3. Remediation Agreement between SECOR International Incorporated and Watkins-Johnson Company dated as of July 13, 1999, as assigned pursuant to the Assignment of Non-Exclusive Rights Under Remediation Agreement between Watkins-Johnson Company and The Board of Trustees of the Leland Stanford Junior University dated as of September 30, 1999, and Assignment of Non-Exclusive Rights under Remediation Agreement, dated September 30, 1999, between Watkins-Johnson Company, as Assignor, and The Board of Trustees of the Leland Stanford Junior University, as Assignee.

4. Pipeline and Well Access Agreement, dated May 2, 1994, between Taylor Woodrow Property Company (California) Inc., as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

5. First Amendment to Pipeline and Well Access Agreement, dated July 1, 1995, between Taylor Woodrow Property Company (California) Inc., as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

6. Access Agreement, dated April 15, 1994, between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

7. Access Agreement First Amendment, dated July 1, 1995, between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

8. Access Agreement Second Amendment, dated November 1, 1997, between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

9. Environmental Access Agreement, dated November 1, 1994, between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and Watkins-Johnson Company, as Permitee.

10. Access Agreement between The Board of Trustees of the Leland Stanford Junior University and Hewlett-Packard Company dated as of May 22, 1992.

EXHIBIT D

H-P Access Agreement

1. At its sole expense, Hewlett-Packard shall repair any damage to the real property or improvements thereon to the extent that such damage is caused by the activities of Hewlett-Packard herein permitted.

2. Hewlett-Packard shall provide Stanford with the results of any tests Hewlett-Packard conducts on the property.

3. Hewlett-Packard shall take all reasonable and necessary safety and security precaution in connection with its activities hereunder.

4. Hewlett-Packard shall allow a Stanford archeologist (or suitable representative) to inspect any excavation for the presence of significant archeological artifacts. The property is not an archaeologically sensitive property; therefore, Stanford agrees that in no case shall such inspection take the form of job stoppage unless required by law.

5. Where excavation is necessary and the possibility exists of encountering existing underground utility lines, Hewlett-Packard shall call the Underground Service Alert organization (800-642-2444) two working days prior to commencing excavation.

6. Hewlett-Packard shall indemnify, defend, save and hold harmless Stanford from and against (and hereby waives any and all claims against Stanford for) any and all claims, suits and demands of liability, loss or damage on account of any loss, injury, death or damage to the extent such loss, injury, death or damage is caused by the activities of Hewlett-Packard herein permitted. Such loss, injury, death or damage shall include, but not be limited to, reasonable attorneys’ fees. Nothing herein shall supersede or affect the terms and conditions of the Confidential Settlement Agreement between the parties dated as of May 22, 1992 regarding the 3215 Porter Drive Study Area. In the event of any conflict, the terms of the Confidential Settlement Agreement shall control.

7. Hewlett-Packard shall take all reasonable precautions to safeguard existing trees during any construction or other RAP activity. Hewlett-Packard is required to receive written approval from Stanford prior to any removal or pruning of trees on the property.

Hewlett-Packard Company and Leland Stanford Junior University May 22, 1992

8. Upon completion of any groundwater well installed by Hewlett-Packard on the property, Hewlett-Packard, at its sole expense, promptly shall secure such well in an appropriate manner consistent with applicable environmental laws and regulations. Each such well shall be removed or closed in accordance with applicable government regulations upon receipt of approval for closure of such well from the DTSC.

9. Stanford reserves the right to require Hewlett-Packard, at Hewlett-Packard’s sole expense, to move and relocate to another location on the property any conveyance pipeline installed on the property by Hewlett-Packard at any time upon 90 days’ prior written notice to Hewlett-Packard, if the location of such pipeline is interfering with the use or development of the property; provided, however, that any such relocation shall be required only upon obtaining prior approval of the DTSC of an alternate location on the property.

10. Hewlett-Packard shall provide double containment and a leak monitoring plan for conveyance pipelines between any extraction wells and groundwater treatment facilities associated with the RAP and shall comply with any and all applicable standards to prevent leakage or release of Hazardous Substances from the pipeline on, in, under or about the property.

11. Hewlett-Packard shall obtain separate written architectural approval from Stanford prior to installing any above-ground elements of the RAP on the property.

EXHIBIT E

DISAPPROVED TITLE MATTERS

I. Prior to the Closing Date, Owner shall perform the matters described in this Section I to the reasonable satisfaction of Lessee and the Title Company. All references in this Exhibit to the “Survey” shall refer to that certain ALTA/ACSM Land Title Survey of the Property for Stanford Management Company dated March 24, 2003, by Kier & Wright Civil Engineers & Surveyors, Inc. bearing Job No. 88386-42.

A. Owner shall grant Lessee a ten-foot wide sanitary sewer easement in the location generally shown on the Survey as Parcel 3 (but extending to the existing easement area described below) giving Lessee the right to install, maintain, repair and replace the sanitary sewer lines serving the Property as generally shown within such Parcel 3 and giving Lessee the further right to tap into and use the sanitary sewer lines now or hereafter located within the existing sanitary sewer easement area described in Book 3799, Page 359 of the Official Records of Santa Clara County, California (the “Official Records”). Lessee acknowledges that the existing sanitary sewer easement is being replaced by the easement shown as Item No. 6 on Exhibit F.

B. Owner shall confirm in writing to Lessee and the Title Company that the three easements affecting the Property as shown in the Memorandum of Lease recorded in Book 4630, Page 286, Official Records, have been terminated and are of no further force or effect.

C. With respect to the various encroachments shown on the Survey along the northeasterly boundary of the Property, Owner shall deliver permissive use letters, sufficient to defeat any claim of adverse possession or prescriptive rights, to each owner of neighboring parcels from which any improvements encroach upon the Property. Owner shall cooperate reasonably with Lessee, upon Lessee’s request from time to time, to assist in mitigating the effects of any such encroachments that Lessee in good faith determines to have a material adverse effect upon the use, enjoyment or occupancy of the Property.

II. Owner shall use reasonable efforts to perform the matters described in this Section II to the reasonable satisfaction of Lessee and the Title Company prior to the Closing Date. If, however, despite Owner’s use of reasonable efforts and diligence, Owner is unable to complete any of the following items prior to the Closing Date, then Owner shall complete such remaining items as soon as reasonably possible after the Closing Date.

A. Owner, Lessee and Lockheed Martin shall execute and deliver an easement agreement regarding the installation, maintenance, repair and replacement of the existing storm drain lines as shown on the Survey from the “Lands of Lockheed” to the northwest of the Property, running across the Land and around the northeasterly portion of Building 4 as shown on the Survey, and exiting the Land at Matadero Creek as shown on the Survey.

B. Owner shall cause the Land to become a single, separate tax parcel according to the Official Records of the Santa Clara County Tax Assessor. Owner shall also deliver to Lessee and the Title Company such evidence as the Title Company may reasonably require to issue an endorsement to the Title Policy insuring that the Land constitutes a single, separate tax parcel.

C. Owner and the City of Palo Alto shall execute and deliver a modification to the easement agreement recorded at Book 4079, Page 11, Official Records, adjusting the easement area along the northeasterly boundary of the Land so that the overhead power lines shown on the Survey lie within the area of such easement.

EXHIBIT F

PERMITTED EXCEPTIONS

1. General and special taxes and assessments for the fiscal year 2003-2004, a lien not yet due or payable.

2. The lien of supplemental taxes, if any, assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code for which no Notice of Assessment has been issued.

3. An easement for power line and anchor and incidental purposes, recorded May 21, 1958 as Book 4079, page 11 of the Official Records of Santa Clara County, California (the “Official Records”) in favor of The City of Palo Alto, a municipal corporation.

4. An easement for flood control and storm drainage and incidental purposes, recorded April 10, 1963 as Book 5977, page 484 of Official Records in favor of the Santa Clara County Flood Control and Water Conservation District.

5. An easement for underground public utilities with right of ingress and egress and incidental purposes, recorded October 22, 1980 as Book F677, page 56 of Official Records in favor of The City of Palo Alto, a municipal corporation.

6. Matters contained in the document entitled “Easement Agreement”, executed by The Board of Trustees of the Leland Stanford Junior University and TIBCO Software, Inc., a Delaware corporation recorded             , 2003 as Instrument No.              of Official Records.

7. The following matters disclosed by an ALTA/ACSM survey made by Kier & Wright Civil Engineers & Surveyors on March 24, 2003, designated Job No. 88386-42:

a. The fact that an overhead power line extends outside the easement granted in Book 4079, page 11 and across the Southeasterly boundary of said land.

b. The fact that a fence, decking and a shed extend across the Northeasterly boundary of said land.

c. Proposed storm drain easement

8. Unrecorded Agreement between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and Watkins-Johnson Company, as Permittee, as disclosed by a Short Form of Access Agreement recorded February 14, 1995 in Book N759, page 762, Official Records.

9. Any claim or asserted claim by reason of the facts disclosed or alluded to in the document entitled “Authorization to Execute Documents” recorded October 30, 1995, in Book P063, page 1867, Official Records.

10. Unrecorded Access Agreement between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and the Hillview-Porter Regional Program Management Committee in behalf of the Hillview-Porter Regional Site Responding Parties, as Permittees, as disclosed by a Memorandum of Access Agreement recorded June 13, 1996 in Book P372, page 1859, Official Records.

Second Amendment to Access Agreement dated effective as of November 1, 1997.

11. Unrecorded Access Agreement, First Amendment between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and the Hillview-Porter Regional Program Management Committee in behalf of the Hillview-Porter Regional Site Responding Parties, as Permittees, as disclosed by a Memorandum of Access Agreement recorded June 13, 1996 in Book P372, page 1870, Official Records.

12. Unrecorded Pipeline and Wells Access Agreement between Taylor Woodrow Property Company (California), Inc., as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees, with an effective date of May 2, 1994 disclosed by Memorandum of Access Agreement recorded June 13, 1996 in Book P372, page 1827, Official Records.

13. Unrecorded First Amendment to Pipeline and Well Access Agreement between Taylor Woodrow Property Company (California), Inc., as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees, with an effective date of July 1, 1995 disclosed by Memorandum of Access Agreement recorded June 13, 1996 in Book P372, page 1881, Official Records.

14. Unrecorded Pipeline and Well Access Agreement between Watkins-Johnson Company, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees, with an effective date of April 15, 1994 disclosed by Memorandum of Access Agreement recorded June 13, 1996 in Book P372, page 1848, Official Records.

15. Unrecorded Pipeline and Well Access Agreement, First Amendment between Watkins-Johnson Company, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of the Hillview-Porter Regional Site Responding Parties, as Permittees, with an effective date of July 1, 1995 disclosed by Memorandum of Access Agreement recorded June 13, 1996 in Book P372, page 1837, Official Records.

16. Unrecorded Access Agreement between The Board of Trustees of the Leland Stanford Junior University and Hewlett-Packard Company dated as of May 22, 1992.

EXHIBIT G

Recording Requested By

and When Recorded Return To:

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE is entered into as of             , 2003, by and between The Board of Trustees of the Leland Stanford Junior University, a body having corporate powers under the laws of the State of California (“Lessor”), and                                 , a              corporation (“Lessee”).

A. Lessor is the owner of that certain property located in Palo Alto, Santa Clara County, California, commonly known as 3301-3307 Hillview Avenue, and more particularly described in attached Exhibit “A”, together with all rights-of-way, easements and appurtenances benefiting such property (collectively, the “Land”). Lessor and Lessee are entering into a ground lease of the Land as set forth below.

AGREEMENT

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Premises. Lessor hereby leases the Land to Lessee and Lessee hereby leases the Land from Lessor, upon the terms and conditions of that certain unrecorded ground lease dated of even date herewith (the “Ground Lease”) between Lessor and Lessee, the terms and conditions of which are incorporated herein by this reference.

2. Term. The term of the Ground Lease commences on             , 2003, and expires, if not sooner terminated pursuant thereto, on                                 ,             .

3. Options. Lessee has no renewal or extension options, and no option to purchase the Land.

4. Controlling Document. This Memorandum of Lease is subject to all the terms and conditions of the Ground Lease. Should there be any inconsistency between the terms of this instrument and the Ground Lease, the terms of the Ground Lease shall prevail.

5. Counterparts. This Memorandum of Lease may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Memorandum of Lease as of the date first above written.

LESSOR:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By:	Stanford Management Company

By:

Its:

LESSEE:

By:

Its:

[ ACKNOWLEDGMENTS ATTACHED ]

EXHIBIT H

DEED

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL TO

AND MAIL TAX STATEMENTS TO

GRANT DEED

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Grantor”)

hereby grants to

                                    , a                      corporation (“Grantee”)

all improvements, buildings, structures, systems, facilities, fixtures, landscaping, fences and parking areas located on the following described real property in the County of Santa Clara, State of California:

See Exhibit A attached hereto and incorporated herein by this reference.

TOGETHER WITH any and all machinery, equipment, apparatus and appliances that are incorporated into the foregoing and used in connection with the operation or occupancy of the foregoing and/or the land described in Exhibit A, including, without limitation, all electrical, mechanical, structural, heating, ventilation, air conditioning and other equipment and operating systems.

LESS AND EXCEPT the “Remediation Systems”, as defined in the Ground Lease described in the Memorandum of Lease dated the date hereof between Grantor and Grantee regarding the land described in Exhibit A and recorded in the Official Records of Santa Clara County, California, on or about the date that this Grant Deed is recorded in such records.

NOTE: THIS GRANT DEED SHALL NOT CONVEY ANY FEE INTEREST IN THE LAND DESCRIBED IN EXHIBIT A.

Dated: , 2003	THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By: Stanford Management Company

By:

Its:

Exhibit A (to Deed)

EXHIBIT I

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (the “Assignment”) is made as of                     , 2003, between the Board of Trustees of the Leland Stanford Junior University, a body having corporate powers under the laws of the State of California (“Assignor”), and                                  (“Assignee”).

Assignor and Assignee are the parties to that certain Agreement to Lease and Sell Assets dated as of                     , 2003 (the “Agreement to Lease”) regarding the improved real property described on Exhibit A. Capitalized terms used herein and not defined shall have the meanings given them in the Agreement to Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Assignor assigns and transfers to Assignee, and Assignee hereby accepts, all of Assignor’s right, title and interest in, under and to the Other Assets, the definition of which is attached hereto as Exhibit B.

2. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all losses, costs, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising out of or relating to events or conditions occurring prior to the date hereof and arising out of Assignor’s obligations under or relating to the Other Assets.

3. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all losses, costs, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising out of or relating to events or conditions occurring on or after the date hereof and arising out of Assignee’s obligations under or relating to the Other Assets.

3. In the event of any legal or equitable proceeding to enforce any of the terms or conditions of this Assignment, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Assignment, the prevailing party in such proceeding shall be entitled to recover its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs of defense paid or incurred in good faith.

4. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

5. If any provision of this Assignment as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Assignment, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Assignment as a whole.

6. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Assignment to physically form one document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the day and year first above written.

ASSIGNOR:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY By: Stanford Management Company

By:
Its:

ASSIGNEE:

By:
Its:

2

EXHIBIT B TO GENERAL ASSIGNMENT

All tangible and intangible assets of any nature relating exclusively to the Property, including, without limitation, the following (if any): (i) all licenses, permits, approvals and entitlements (including, without limitation, all land use and development rights and approvals); (ii) all warranties and guaranties on the Improvements, to the extent such warranties and guaranties are assignable; (iii) all plans, specifications, architectural and engineering drawings and prints relating to the Improvements; (iv) the name or address of the buildings (but not the name “Stanford Research Park” except as a geographic identification); (v) the Space Lease and all contract rights related to the construction, operation, ownership or management of the Property; (vi) insurance proceeds and condemnation awards or claims thereto to be assigned to Lessee under the Agreement to Lease; (vii) all books and records relating to the Property; (viii) all fixtures and personal property used by Owner in connection with the Property; and (ix) any other intangible property used by Owner in connection with the Property

EXHIBIT J

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty Agreement”) is made effective as of                     , 2003 (the “Effective Date”), by TIBCO SOFTWARE, INC., a Delaware corporation (“Guarantor”), for the benefit of THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Owner”).

R E C I T A L S

A. Owner and 3301 Hillview Holdings, Inc., a Delaware corporation (“Lessee”), entered into that certain Agreement to Lease and to Sell Assets dated                     , 2003 (the “Agreement to Lease”), pursuant to which Owner agreed to sell the Related Assets (as defined in the Agreement to Lease) to Lessee and ground lease to Lessee that certain premises located in the City of Palo Alto, County of Santa Clara, State of California (as more particularly described in the Agreement to Lease, the “Premises”) under the terms and conditions of the ground lease mutually agreed to by Owner and Lessee (the “Ground Lease”).

B. In order to induce Owner to enter into the Agreement to Lease, Owner requires that Guarantor guarantee to Owner the full and faithful performance of the Obligation (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Owner to enter into the Agreement to Lease, Guarantor and Owner hereby agree as follows:

1. Term. This Guaranty Agreement shall be effective as of the Effective Date and shall continue until the six (6) year anniversary of the Effective Date (the “Term”); provided that if the statute of limitations in the State of California applicable to fraudulent conveyances is extended, the Term shall be extended accordingly for up to a maximum Term of eight (8) years from the Effective Date. Notwithstanding the foregoing, if an Insolvency Proceeding (as defined below) is commenced prior to the expiration of the Term, in no event shall the Term expire until the Insolvency Proceeding has been fully and finally resolved.

2. Guaranty of Obligation. Guarantor hereby irrevocably and unconditionally guarantees to Owner and its successors and assigns, that, if during the Term Owner is required to refund the Purchase Price (as defined in the Agreement to Lease), or any part thereof (the “Refund Amount”), to Lessee pursuant to a final and nonappealable order or determination in an Insolvency Proceeding (a “Refund Order”), upon receipt of written notice from Owner of such Refund Order and the Refund Amount, Guarantor shall immediately pay such Refund Amount to Owner (the “Obligation”). “Insolvency Proceeding” as used herein means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of case (a) and (b) undertaken under federal, state or foreign law, including Title 11 of the United States Code and the related Bankruptcy Rules.

3. Waivers. Guarantor hereby knowingly and irrevocably waives all rights to require Owner to proceed against Lessee or any other person, firm or corporation, or to apply any other security or collateral Owner may hold at any time or to pursue any other remedy hereunder, under the Agreement to Lease or otherwise. Owner may proceed against Guarantor for any amounts or any acts hereby guaranteed without taking action against or joining Lessee or any other person, firm or corporation, and without proceeding against or applying any other security or collateral Owner may hold, before taking action against Guarantor. Owner shall be under no obligation whatsoever to make or give to Guarantor or to Lessee or any other person demand, protest, dishonor, presentment for payment, notice of protest, notice of nonpayment, notice of default, notice of acceptance, notice of existence, notice of adverse change in Lessee’s financial condition or of any fact that might increase Guarantor’s risk, notice of dishonor, or any other kind of notice or demand, and Guarantor hereby knowingly and voluntarily waives demand, protest, dishonor, presentment for payment, notice of default, notice of acceptance, notice of existence, notice of dishonor, notice of adverse change in Lessee’s financial condition or of any fact that might increase Guarantor’s risk, and notice or demand of any other kind or nature, in connection with the Obligation or any collateral which may be held by Owner in connection with the Obligation.

4. Owner’s Exercise of Powers. Owner shall not be obligated to exercise any of the powers or authority hereby given it, and the exercise by Owner of any or all of such powers and authority and all acts and omissions of Owner with respect hereto are hereby consented to by Guarantor. No exercise by Owner of and no omission of Owner to exercise any such power or authority and no dealing by Owner with Lessee, Lessee’s successors or assigns, Guarantor, or any co-guarantor or any collateral, and no impairment or suspension of any right or remedy of Owner against Lessee, Guarantor, any co-guarantors, or any collateral, shall in any way suspend, discharge, release, exonerate or otherwise affect Guarantor’s obligations hereunder or any security furnished by Guarantor at any time or give to Guarantor any right or recourse against Owner or any offset or defense against Guarantor’s obligations hereunder, all except to the extent Owner has actually recovered any monies from Guarantor on account of the Obligation.

5. Additional Waivers by Guarantors. Guarantor hereby knowingly and voluntarily waives all rights under section 2845 of the California Civil Code and any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of Guarantor against Lessee or any security, whether resulting from any exercise or any election of remedy or remedies by Owner or otherwise. Guarantor hereby knowingly and irrevocably waives any defense arising by reason of any disability or other defense or by reason of the cessation from any cause whatsoever of the liability of Lessee, its successors or assigns. Guarantor hereby knowingly and irrevocably waives any setoff, defense or counter-claim which Guarantor may have or claim to have against Owner. Guarantor hereby knowingly and irrevocably waives all rights under section 2849 of the California Civil Code. Without limiting the generality of the foregoing or any other provision hereof, Guarantor hereby knowingly and irrevocably waives all rights and benefits which might otherwise be available to Guarantor as suretyship defenses.

6. Subordination. Any and all indebtedness and obligations of Lessee now or hereafter held by Guarantor are hereby subordinated to the obligations of Lessee to Owner. After any Refund Order is issued, such indebtedness of Lessee to Guarantor shall, if Owner so requests, be collected, enforced, received and held by Guarantor as trustee for Owner, and all monies collected, enforced, received and held shall be paid to Owner on account of the Obligation to Owner, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty Agreement, except to the extent Owner has actually received any monies from Guarantor on account of the Obligation.

7. Modification of Obligation. Guarantor hereby authorizes Owner, without notice to, demand of, or consent from Guarantor, and without affecting the liability of Guarantor to Owner under this Guaranty Agreement, from time to time, (a) to take and hold security for the Obligation, and exchange, enforce, waive, surrender, modify, change, renew, continue, compromise or release in whole or in part any such security, (b) to apply such security and direct the order or manner of sale thereof as Owner in its sole discretion may determine, and (c) to release or substitute, in whole or in part, Lessee or any guarantor of any or all of the Obligation. Guarantor shall be and remain bound under this Guaranty Agreement notwithstanding Owner taking any of the foregoing actions.

8. Continuing Liability of Guarantor. The liability of Guarantor shall continue notwithstanding the incapacity, lack of authority (subject to Section 22), dissolution, reorganization, termination, death or disability of, any other or others including, without limitation Lessee, and any co-guarantors or sureties, and the failure by Owner or its transferees to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any other or others including without limitation Lessee and any co-guarantors or sureties, or to seek any relief from any stay, restraining order, injunction or other restraint or exercise of any remedy or recourse with respect to any other or others, including without limitation Lessee and any co-guarantors or sureties or collateral, shall not operate to release Guarantor from liability hereunder. Guarantor hereby knowingly and irrevocably waives and agrees not to take advantage of any defense premised upon any election of remedies by Owner in any action hereunder or for the enforcement of the Obligation.

9. Waivers of Defense. Without limiting the application of any other term or provision hereof, Guarantor hereby knowingly and irrevocably waives any and all defenses to its obligations under this Guaranty Agreement arising or asserted by reason of:

9.1 The lack of perfection or continuing perfection or failure of priority of collateral security, if any, which may now or hereafter be given for performance of the Obligation;

9.2 The cessation of liability of Lessee or any co-guarantors;

9.3 The failure of Owner to marshal assets;

9.4 Any act or omission of Owner that results in or aids in the discharge or release of Lessee or any co-guarantor;

9.5 Any law that provides that the obligations of a guarantor must not be larger in amount nor in other respects more burdensome than that of the principal or which reduces a guarantor’s obligation in proportion to the principal obligation;

9.6 Any failure of Owner to file or enforce or compromise a claim in any bankruptcy proceeding;

9.7 The election by Owner in any bankruptcy proceeding of the application or non-application of Section llll(b)(2) of the Federal Bankruptcy Code;

9.8 Any extension of credit or the grant of any lien under Section 364 of the Federal Bankruptcy Code;

9.9 Any use of cash collateral under Section 363 of the Federal Bankruptcy Code;

9.10 Any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding;

9.11 The avoidance of any lien in favor of Owner for any reason;

9.12 Any Insolvency Proceeding, including any discharge of or bar or stay against collecting or enforcing all or any of the part of the Obligation;

9.13 Any and all rights of contribution, reimbursement or indemnity, until the Obligation has been paid and performed in full;

9.14 The right to enforce any remedy against any other person;

9.15 The right, if any, to the benefit of, or to direct the application of any security held by Owner, and, until the Obligation has been paid and performed in full, all rights of subrogation, any right to enforce any remedy which Owner now has or hereafter may have against Lessee, and any right to participate in any security now or hereafter held by Owner;

9.16 The benefits or defenses, if Guarantor is entitled to any benefits or defenses, of any or all anti-deficiency statutes or single-action legislation, including, without limitation, the provisions of California Code of Civil Procedure Sections 580a, 580b, 580d and 726; and

9.17 The rights, benefits and defenses arising out of or under California Civil Code Section 2819 resulting from alteration, impairment or suspension in any respect or by any means of the Obligation arising under the Agreement to Lease or any of Owner’s rights or remedies under the Agreement to Lease, without Guarantor’s prior consent.

9.18 Without limitation of the foregoing, Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise.

10. Guaranty Agreement Unaffected by Bankruptcy. This Guaranty Agreement will continue unchanged by any bankruptcy, reorganization, dissolution, insolvency or Insolvency Proceeding of Lessee, Guarantor, any co-guarantor, any successor or assign of Lessee, or any other or others. Neither Guarantor’s obligations hereunder nor any remedy for the enforcement of this Guaranty Agreement shall be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Lessee, or Lessee’s estate, or any successor or assign of Lessee, or any other or others, in an Insolvency Proceeding or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any federal bankruptcy laws or similar statutes or from the decision of any court. Guarantor understands and acknowledges that by virtue of this Guaranty Agreement, Guarantor has specifically assumed any and all risks of an Insolvency Proceeding with respect to Lessee, or any other or others. As an example and not in any way of limitation, a subsequent modification of the Obligation in any reorganization case concerning Lessee shall not affect the obligation of Guarantor to pay, perform and discharge the Obligation in accordance with its original terms. Guarantor will file all claims against Lessee, its successors or assigns, in any bankruptcy or other proceeding in which the filing of the claims is required by law upon any proof of claim to be filed in the name of Owner or Owner’s nominee. In all such cases, whether in administration, bankruptcy, or otherwise, the person or persons authorized to pay such claim shall pay to Owner the full amount payable on the claim in the proceeding before making any payment to Guarantor, and to the full extent necessary for that purpose Guarantor hereby assigns to Owner all of Guarantor’s rights to any payments or distributions to which Guarantor otherwise would be entitled. If the aggregate amount so paid is greater than the guaranteed Obligation then outstanding, Owner will pay the amount of the excess to the party or parties entitled thereto.

11. Assignment.

11.1 Owner shall not have the right, without consent from Guarantor to assign this Guaranty Agreement in whole or in part. Guarantor may not assign, delegate or otherwise transfer (a “Transfer”) all or any part of its rights and/or obligations under this Guaranty Agreement without the express prior written consent of Owner first had and obtained, which consent may be withheld by Owner for any reason whatsoever, it being understood that Owner is relying upon the financial status and integrity of Guarantor in this transaction.

11.2 Notwithstanding the foregoing, Guarantor may Transfer its rights and obligations under this Guaranty Agreement without Owner’s consent in the event of a Transfer made in connection with a merger, consolidation, sale of substantially all the assets of any entity or similar transaction, provided that the transferee has a net worth equal to or greater than the net worth of Guarantor immediately before the Transfer.

11.3 Upon any Transfer (whether or not requiring Guarantor’s consent) Guarantor shall deliver to Owner (a) at the request of Owner, evidence reasonably satisfactory to Owner that the net worth requirement set forth in Section 11.2 has been satisfied (if applicable) and (b) a copy of the assignment instrument, pursuant to which the proposed transferee shall unconditionally assume and agree to perform and observe all of the obligations to be performed and observed by Guarantor under this Guaranty Agreement. Upon any permitted Transfer, Guarantor shall be automatically released from all liability under this Guaranty Agreement.

11.4 Subject to the restrictions on transfer set forth in Sections 11.1, 11.2 and 11.3, this Guaranty Agreement shall be binding upon, and inure to the benefit of, Owner and Guarantor and their respective estates, personal representatives, legatees, devisees, heirs, successors and assigns.

12. No Discharge. Guarantor’s liability under this Guaranty Agreement shall be primary in that Owner may, at its option, proceed directly against Guarantor without first having commenced any action, or having obtained any judgment (other than a Refund Order) against Lessee, its successors, assigns, or any other or others. Owner shall not be obligated to exercise any of the powers or authority hereby given it. No exercise by Owner of, and no omission of Owner to exercise, any such power or authority shall suspend, discharge, release, exonerate or otherwise affect any of Guarantor’s obligations hereunder.

13. Accommodations to Lessee. Guarantor consents without further notice to extensions of time for performance or other accommodations to Lessee, its successors, assigns, or any other or others, and such may be given and shall not be deemed to release Guarantor hereunder.

14. No Subrogation; Additional Waivers; Remedies Cumulative. Until the expiration of the Term, Guarantor shall not have any right of subrogation, reimbursement or indemnity against Lessee, and Guarantor hereby knowingly and irrevocably waives any benefit of and any right to participate in the use of collateral, if any, and knowingly and voluntarily waives any right to enforce any remedy which Owner or its successor or assigns now have or may hereafter have against Lessee or any property of Lessee. Guarantor hereby authorizes and empowers Owner at its sole discretion and without any notice to Guarantor whatsoever, to exercise any right or remedy against Lessee, its successors, assigns, or any other or others, which Owner may have. All rights, powers and remedies of Owner hereunder shall be cumulative and shall be in addition to all rights, powers and remedies given to Owner by law.

15. Continuing and Irrevocable Guaranty. This Guaranty Agreement is an irrevocable, continuing guaranty and Guarantor agrees that this Guaranty Agreement shall remain in full force and effect until the expiration of the Term, regardless of the expiration or earlier termination of the Agreement to Lease or the Ground Lease, and regardless of the bankruptcy, reorganization, dissolution or insolvency of Lessee, its successors and assigns, and regardless of any actual, attempted, or purported assignment, sublease, or other transfer of all or any portion of Lessee’s interest in the Agreement to Lease or the Ground Lease. Guarantor further agrees that this Guaranty Agreement may not be revoked by Guarantor. If any provision of this Guaranty Agreement is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this Guaranty Agreement shall not be affected. This Guaranty Agreement is a primary and original obligation of Guarantor, and shall remain in full force and effect notwithstanding future changes of conditions, including any changes in law or invalidity or irregularity in the creation of the Obligation.

16. Costs of Collection; Governing Law; Venue. In the event any action or legal proceeding is brought to enforce, interpret, protect or establish any term or covenant of this Guaranty Agreement or right or remedy of either party, the prevailing party shall be entitled to recover as a part of such action or proceeding reasonable attorneys’ fees and court costs, including costs of appeal, paralegals’ and experts’ fees as may be fixed by the court or jury. The term “prevailing party” shall mean the party who receives substantially the relief requested, whether by settlement, dismissal, summary judgment, judgment or otherwise. This Guaranty Agreement shall be governed by and construed in accordance with the laws of the State of California. Guarantor consents to jurisdiction and service of process within California for any action arising under this Guaranty Agreement. Venue in any action brought to interpret or enforce this Guaranty Agreement shall lie in Santa Clara County, California.

17. Additional Waivers and Disclaimers. In giving this Guaranty Agreement, Guarantor is not concerned with Lessee’s financial condition and hereby knowingly and irrevocably waives any right Guarantor may possess to require Owner to disclose to Guarantor any information Owner may now or hereafter possess concerning Lessee’s present or future character, credit, collateral or financial condition. Guarantor assumes the responsibility for being and keeping informed of the financial condition of Lessee and of all circumstances bearing upon the risk of non-payment and nonperformance of the Obligation which diligent inquiry would reveal. It is not necessary for Owner to inquire into the powers of Lessee or of the officers, partners, shareholders, joint venturers or agents, if any, acting or purporting to act on Lessee’s behalf, and the Obligation made, undertaken or created in reliance upon the professional exercise of such powers are guaranteed hereunder. The Agreement to Lease shall be deemed to have been made at Guarantor’s special instance and request and in consideration of and in reliance upon this Guaranty Agreement. If all or any portion of the Obligation guaranteed hereunder is paid, performed or discharged, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment, performance or discharge is avoided or recovered directly or indirectly from Owner as a preference, fraudulent transfer or otherwise under the Federal Bankruptcy Code or any other federal or state laws, irrespective of (i) any notice of revocation given by Guarantor prior to such avoidance or recovery and (ii) full payment, performance and discharge of all of the Obligation.

18. No Waiver; Amendment. No provision of this Guaranty Agreement or right of Owner under this Guaranty Agreement can be waived, nor can Guarantor be released from its obligations under this Guaranty Agreement, except by a writing duly executed by an authorized representative of Owner. Guarantor shall continue to be liable under the terms of this Guaranty notwithstanding the transfer by Lessee of all or any portion of its interest in the Agreement to Lease, the Ground Lease or the Premises. This Guaranty Agreement may not be modified or amended except in a writing executed by a duly authorized representative of Owner and by Guarantor. Under no circumstances shall Owner have any obligation whatsoever to modify or amend this Guaranty Agreement.

19. Entire Agreement; Captions. This Guaranty Agreement embodies the entire agreement of Guarantors and Owner with respect to the matters set forth herein, and supersedes all prior and contemporaneous agreements (whether oral or written) between Guarantor and Owner with respect to the matters set forth herein. No course of prior dealing between Guarantor and Owner, no usage of trade, and no parole or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guaranty Agreement. The captions and paragraph headings used in this Guaranty Agreement are for the purposes of convenience only, and shall not be construed to limit or extend the meaning of any part of this Guaranty Agreement.

20. Representations and Warranties. Guarantor represents and warrants to Owner that: (a) this Guaranty Agreement has been duly authorized, executed and delivered to Owner by Guarantor; (b) this Guaranty Agreement is a valid and legally binding obligation of Guarantor, enforceable in accordance with its terms, except as such validity, binding nature or enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws or court decisions relating to or affecting the rights of creditors generally; and (c) Guarantor has received a true, correct and complete copy of and is fully familiar with the Agreement to Lease and represents and warrants that to the best of its knowledge, all necessary action has been taken by Lessee to authorize Lessee’s execution and delivery of the Agreement to Lease.

21. Notices. Any notice, demand or request required hereunder shall be given in writing (at the addresses set forth below) by any of the following means: (a) personal service; (b) facsimile transmission; (c) overnight courier; or (d) registered or certified, first class mail, return receipt requested.

If To Guarantor:

TIBCO Software, Inc.

Attn:
Facsimile:

If To Owner:

The Board of Trustees of the
Leland Stanford Junior University
Stanford Management Company
2770 Sand Hill Road
Menlo Park, CA 94025
Attention: Director, Stanford Research Park

Such addresses may be changed by notice to the other parties given in the same manner as above provided. Any notice, demand or request sent pursuant to either subsection (a) or (b) hereof shall be deemed received upon such personal service or upon confirmed transmission by electronic means. Any notice, demand or request sent pursuant to subsection (c) shall be deemed received on the business day immediately following deposit with the overnight courier, and, if sent pursuant to subsection (d) shall be deemed received forty-eight (48) hours following deposit into the mail.

22. Termination of Guarantor’s Obligation. Notwithstanding anything to the contrary contained herein, in the event the Agreement to Lease and the Ground Lease are rescinded and the transactions contemplated thereunder are unwound pursuant to a final and nonappealable order or determination by a court of competent jurisdiction in an action brought by a governmental entity or any third-party other than Guarantor or an Affiliate of Guarantor, Guarantor’s obligations hereunder, including the Obligation, shall immediately terminate.

IN WITNESS WHEREOF, Guarantor, has executed this Guaranty Agreement as of the Effective Date first above written.

GUARANTOR:

TIBCO SOFTWARE, INC.,
a Delaware corporation

By:

Its:

By:

Its: